Exhibit (B)(6)

LIMITED GUARANTEE

OF

SILVER LAKE PARTNERS VI, L.P. AND

SILVER LAKE PARTNERS VII, L.P

LIMITED GUARANTEE, dated as of April 2, 2024 (this “Limited Guarantee”), by Silver Lake Partners VI, L.P. (“SLP Fund VI”) and Silver Lake Partners VII, L.P. (“SLP Fund VII”, and each of SLP Fund VI and SLP Fund VII, a “Guarantor”), in favor of Endeavor Operating Company, LLC, a Delaware limited liability company (the “Guaranteed Party”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Wildcat EGH Holdco, L.P., a Delaware limited partnership (“Holdco Parent”), Wildcat OpCo Holdco, L.P., a Delaware limited partnership (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities” and each, a “Parent Entity”), Wildcat PubCo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco Parent (“Company Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Company Merger Sub (“Manager Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub” and, together with Company Merger Sub and Manager Merger Sub, the “Merger Subs” and each, a “Merger Sub”), Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), Endeavor Manager, LLC, a Delaware limited liability company and subsidiary of the Company (the “Manager”), and the Guaranteed Party (together with the Company and the Manager, the “Company Entities” and each, a “Company Entity”), each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual observance, performance and discharge of all of the payment obligations of the Parent Entities with respect to all of (a) the Parent Termination Fee, (b) any amounts payable by the Parent Entities pursuant to Section 7.12(c) of the Merger Agreement and (c) the Additional Obligations, in each case, subject to the limitations set forth in the Merger Agreement, including, without limitation, Section 9.03 thereof (clauses (a), (b) and (c) collectively, the “Obligations”); provided that, notwithstanding anything that may be deemed to the contrary contained in this Limited Guarantee, (a) the obligations of each Guarantor under this Limited Guarantee shall be several and not joint and shall be apportioned to each Guarantor in accordance with the respective proportion set forth opposite such Guarantor’s name on Schedule A hereto (such proportion for such Guarantor being its “Respective Proportion”), (b) in no event shall the maximum aggregate liability of the Guarantors under this Limited Guarantee exceed $725,000,000 (such sum, the “Cap”) and (c) in no event shall any Guarantor be liable under this Limited Guarantee for amounts in excess of such Guarantor’s Respective Proportion of the Cap. The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap or the other limitations set forth in the foregoing proviso and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Cap. Further, the Guaranteed Party hereby agrees that, to the extent the Parent Entities are relieved of all or any portion of the Obligations by the satisfaction thereof pursuant to any written agreement with the Guaranteed

Party (any amount so relieved, the “Reduction Amount”), the Cap shall be reduced by an amount equal to the Reduction Amount. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate Action or Actions against the Guarantors for the full amount of the Obligations (subject to the Cap), regardless of whether any Action is brought against the Parent Entities and the Merger Subs or whether the Parent Entities and the Merger Subs are joined in any such Action or Actions. The Guaranteed Party hereby agrees that in no event shall any Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Limited Guarantee other than as expressly set forth herein. If the Parent Entities fail to pay all or any portion of the Obligations when due under the Merger Agreement, the Guarantors’ liability to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to enforce its rights and remedies hereunder, including to collect the obligations of the Guarantors hereunder in respect of the Obligations (subject to the Cap and other limitations set forth herein). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor acknowledges that the Guaranteed Party entered into the Merger Agreement and the Transactions in reliance upon the execution of this Limited Guarantee. Each capitalized term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

2. Nature of Limited Guarantee. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than circumstances where a Guarantor is not liable to make such payment, including in connection with the valid termination of a Guarantor’s obligations in accordance with Section 8 hereof), the Guarantors shall remain liable hereunder with respect to the Obligations (subject to the terms and conditions hereof) as if such payment had not been made. This Limited Guarantee is an absolute, unconditional and irrevocable guarantee of payment and not of collection. Notwithstanding any other provision of this Limited Guarantee, the Guaranteed Party hereby agrees that the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guarantee, any defense to such payment or performance that the Parent Entities and the Merger Subs may have under the terms of the Merger Agreement, other than defenses arising from bankruptcy or insolvency of the Parent Entities and the Merger Subs and other defenses expressly waived herein. This Limited Guarantee is a primary and original obligation of the Guarantors and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against the Parent Entities or Merger Subs first before proceeding against the Guarantors.

3. Changes in the Obligations; Certain Waivers. Each Guarantor agrees that the Guaranteed Party (acting with the prior approval of the Special Committee) may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of the Obligations, and may also enter into any agreement with any of the Parent Entities and the Merger Subs or any other Person interested in the Transactions for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and any of the Parent Entities and the Merger Subs or any such other Person without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee or the validity or enforceability of this Limited Guarantee. Subject to the other terms and conditions set forth herein, each Guarantor agrees that the obligations of such Guarantor hereunder are absolute, unconditional and irrevocable, and shall not be released or discharged, in whole or in part, or otherwise affected by: (i) any amendment or waiver of, or failure or delay of the Guaranteed Party to enforce any right or remedy under, any of the Merger Agreement or the Obligations (with or without notice to such Guarantor) or the equity commitment letter to which such Guarantor is a party (the “Guarantor Equity Commitment Letter”); (ii) the existence of any claim, set-off or other right that such Guarantor may have at any time against the Parent Entities, the Merger Subs, the Guaranteed Party or any other Person (other than as expressly provided in herein); (iii) any insolvency or bankruptcy (or similar event) of or relating to such Guarantor, the Parent Entities, the Merger Subs, the Guaranteed Party or any other Person; (iv) any default by the Parent Entities or the Merger Subs under the Merger Agreement; (v) any incapacity, lack of authority or limitation of status or power of the Parent Entities or the Merger Subs; (vi) any change in Law; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations; (viii) any discharge of such Guarantor as a matter of applicable Law (other than a discharge of such Guarantor as a result of payment of the Obligations in accordance with the terms of the Merger Agreement or as a result of defenses to the payment of the Obligations that would be available to the Parent Entities or the Merger Subs under the Merger Agreement) or (ix) any change in the corporate existence (or equivalent), structure or ownership of the Parent Entities, the Merger Subs, the Guaranteed Party or any other Person interested in the Transactions. To the fullest extent permitted by applicable Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (except for notices to be provided to the Parent Entities or the Merger Subs and their counsel in accordance with the Merger Agreement or notices to be provided pursuant to express provisions of this Limited Guarantee or any agreements entered into in connection herewith or therewith), all defenses that may be available by virtue of any valuation, stay, moratorium applicable Law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of any of the Parent Entities or the Merger Subs or any other Person interested in the Transactions, and all suretyship defenses generally (other than fraud, bad faith or willful misconduct). Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause the Company, the Manager and its Subsidiaries not to institute, any Action arising under, or in connection with, the Guarantor Equity Commitment Letter, the Merger Agreement or this Limited Guarantee (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against any Guarantor or any other Parent Related Party (as defined below), except for claims that are Non-Prohibited Claims (as defined in the Guarantor Equity Commitment Letter).

Subject to the last sentence of Section 2 hereof, each Guarantor hereby absolutely, unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Parent Related Party or any other Person interested in the Transactions that arise from the existence, payment, performance, or enforcement of each Guarantor’s Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party or any of the Company Related Parties against any Parent Related Party or such other Person whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Parent Related Party or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations (subject to the Cap and the other limitations set forth herein) shall have been paid in full in cash. If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations (subject to the Cap and the other limitations set forth herein), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the applicable Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations (subject to the Cap and the other limitations set forth herein), in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Obligations.

Each Guarantor acknowledges and agrees that (i) the provisions of this Limited Guarantee are an integral and essential part of the Transactions and neither the Parent Entities or the Merger Subs nor the Guaranteed Party would have entered into the Merger Agreement without the benefit of this Limited Guarantee and (ii) it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Nothing in this Limited Guarantee shall limit in any way the right of the Guaranteed Party or any other Company Related Party to seek (and, if applicable, obtain) any equitable relief under, and subject to the limitations in, the Merger Agreement or the Guarantor Equity Commitment Letter, as applicable.

4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not be obligated to file any claim relating to any Obligations in the event that any Parent Entity becomes subject to a bankruptcy, reorganization or similar proceedings, and the failure of the Guaranteed Party to so file any claim shall not affect the Guarantors’ obligations hereunder.

When pursuing its rights and remedies hereunder against any Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against the Parent Entities or the Merger Subs or any other Person for the Obligations, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from the Parent Entities or the Merger Subs or any such other Person shall not relieve the Guarantor of any liability hereunder.

5. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) such Guarantor has all necessary organizational power and authority to execute and deliver this Limited Guarantee and to perform its obligations hereunder;

(c) the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of such Guarantor are necessary to authorize this Limited Guarantee;

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority by such Guarantor necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority by such Guarantor is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e) this Limited Guarantee has been duly and validly executed and delivered by such Guarantor and, assuming due execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms (as set forth herein), subject to the Enforceability Exceptions;

(f) the execution and delivery of this Limited Guarantee by such Guarantor do not, and the performance of this Limited Guarantee by such Guarantor will not, (i) conflict with or violate the organizational documents of the Guarantor, (ii) conflict with or violate any Law applicable to such Guarantor or by which any of its properties or assets is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which such Guarantor is a party or by which such Guarantor or any of its properties or assets is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, materially affect its ability to enter into or timely perform its obligations under this Limited Guarantee; and

(g) such Guarantor has, and will continue to have for so long as this Limited Guarantee is in effect, the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill the Obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with the terms hereof.

6. Assignment. The rights and obligations under this Limited Guarantee may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other party, and any attempted assignment without such prior consent shall be null and void and of no force or effect. Notwithstanding the foregoing, (i) any Guarantor may assign all or a portion of its rights, interests or the Obligations hereunder to one or more of its Affiliated investment funds or any Person that is, directly or indirectly, wholly-owned or otherwise controlled by or Affiliated with such Guarantor or such Affiliated investment funds, and (ii) each of SLP Fund VI and SLP Fund VII shall be entitled, in its sole discretion, to assign, delegate or otherwise transfer all or a portion of its obligation to fund its Respective Proportion of the Obligations to the other Guarantor and, upon any such assignment, delegation or transfer pursuant to this clause (ii), SLP Fund VI and SLP Fund VII, as applicable, shall be irrevocably relieved of all such assigned, delegated or transferred obligations to fund its Respective Proportion of the Obligations hereunder; provided that (a) in the case of the foregoing clause (i), no such assignment, delegation or transfer shall relieve such Guarantor of its obligations hereunder and (b) in the case of the foregoing clauses (i) and (ii), such assignment, delegation and/or transfer does not have the effect of preventing, impairing or delaying the Transactions or the satisfaction of the Obligations (subject to the Cap and the other limitations herein) at the time set forth in Section 1. Following any permitted assignment, delegation or transfer by the Guarantor of its rights, interests or obligations hereunder pursuant to the second sentence of this Section 6, each applicable assigning Guarantor will provide the Guaranteed Party written notice of such assignment, delegation or transfer and the amount thereof. Upon any such assignment, delegation or transfer by a Guarantor of its obligations hereunder pursuant to the second sentence of this Section 6, such assignee, delegate or transferee shall be deemed to have given the representations and warranties set forth in Section 5 of this Limited Guarantee as of the time of such assignment, delegation or transfer. Any assignment or delegation in breach of Section 5 (in respect of the representations and warranties deemed to be made as of the time of such assignment, delegation or transfer) or in violation of this Section 6 shall be null and void and of no force and effect. As used herein, the term “Affiliated” shall have the correlative meaning of “Affiliate” as defined in the Merger Agreement.

7. Notices. All notices, requests, claims, demands and other communications under this Limited Guarantee shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service (with proof of delivery), or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 7):

(a)	If to the Guarantors to:

Silver Lake Partners VI, L.P

c/o Silver Lake Partners VII, L.P.

c/o Silver Lake

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Email:   karen.king@silverlake.com

with a copy to:

Silver Lake

55 Hudson Yards

40th Floor

New York, NY 10001

Attention: Andy Schader

Email:   andy.schader@silverlake.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elizabeth Cooper

    Christopher May

Email:    ecooper@stblaw.com

    cmay@stblaw.com

with a copy to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: Mark Myott

Email:   mmyott@stblaw.com

(b)	If to the Guaranteed Party to:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd, Third Floor

Beverly Hills, CA 90210

Attention: Jason Lublin

    Seth Krauss

    Courtney Braun

    Robert Hilton

Email:   jlublin@endeavorco.com

    skrauss@endeavorco.com

    cbraun@endeavorco.com

    rhilton@endeavorco.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Justin Hamill

    Michael Anastasio

    Ian Nussbaum

Email:   justin.hamill@lw.com

   michael.anastasio@lw.com

   ian.nussbaum@lw.com

and with a copy (which shall not constitute notice) to:

Cravath, Swaine and Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Faiza Saeed

    Claudia Ricciardi

Email:   fsaeed@cravath.com

    cricciardi@cravath.com

8. Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, its successors and permitted assigns until the Obligations (subject to the Cap) under this Limited Guarantee have been indefeasibly paid, observed, performed and satisfied in full, at which time this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee. This Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee automatically and immediately upon the earliest to occur of (i) the Closing and the deposit of the amounts required to be deposited in respect of the Payment Fund and Compensatory Award Fund at Closing in accordance with the terms of the Merger Agreement and the payment of all other amounts required to be paid at or prior to the consummation of the Transactions pursuant to the Merger Agreement (only after which the obligations hereunder shall be discharged), (ii) payment in full of the Obligations (subject to the Cap) or (iii) 60 days following the valid termination of the Merger Agreement in accordance with its terms (provided that, in the event that the Guaranteed Party or any of its successors or assigns (or any agents acting on their behalf) shall have commenced an Action in accordance with this Limited Guarantee against the Guarantors or, in the event that any Company Entity or any of their respective Affiliates, successors or assigns (or any agents acting on their behalf) shall have commenced an Action in accordance with the Merger Agreement against the Parent Entities, in each case, alleging that the Guarantors or the Parent Entities (as applicable) are liable for any portion of the Obligations, then this Limited Guarantee shall not terminate and shall survive solely with respect to such amounts claimed or alleged to be so owing pursuant to this clause (iii) until the earlier of (A) the entry of a final, non-appealable order of a court of competent jurisdiction discharging the Guarantors or the Parent Entities (as applicable) of any such Obligations and (B) the termination of this Limited Guarantee by mutual written agreement of the Guarantors and the Guaranteed Party (acting with the prior approval of the Special Committee) and, in either case, the payment by the Guarantors or the Parent Entities (as applicable) to the Company Entities of all amounts payable by the Guarantors pursuant to such order or agreement). Notwithstanding the foregoing or anything in this Limited Guarantee that may be deemed to the contrary, in the event that the Guaranteed Party or any of its Affiliates assert in any Action (a) that the provisions of Section 1 hereof limiting any Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or (b) any theory of liability against any Guarantor or any Parent Related Party (which term, for the avoidance of doubt, does not include the Parent Entities or the Merger Subs) with respect to this Limited Guarantee, the Guarantor Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) (other than, solely with respect to this clause (b), any claim that is a Non-Prohibited Claim), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate and be of no further force or effect, (y) if any Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments in full and (z) neither the Guarantors nor any Parent Related Party shall have any further liability to the Guaranteed Party or its Affiliates with respect to the Transactions under this Limited Guarantee, the Guarantor Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated hereby or thereby.

9. No Recourse. The Guaranteed Party acknowledges the separate corporate (or limited liability company or limited partnership) existence of each of the Parent Entities and the Merger Subs and that, as of the date hereof, each of the Parent Entities’ and the Merger Subs’ sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to the Parent Entities or the Merger Subs unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith (including, without limitation, the Guarantor Equity Commitment Letter and the Merger Agreement) (i) in no event shall the Guaranteed Party or any of its Affiliates or any of their respective former, current and future directors, officers, employees, direct or indirect holder of any equity, stockholders, controlling persons, Affiliates, attorneys, members, managers, general or limited partners, assignees, agents and representatives seek any monetary damages of any kind, including consequential, indirect or punitive damages, against the Guarantors in excess of the Cap hereunder, and (ii) notwithstanding the fact that each Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person has any right of recovery against, no recourse shall be had against and no personal liability shall attach to, the Guarantors’, the Parent Entities’ and the Merger Subs’, or any of their or their respective Affiliates’ respective former, current or future directors, officers, employees, holder of any equity, stockholders, controlling persons, attorneys, members, managers, general or limited partners, assignees (other than a permitted assignee hereunder), agents, representatives or representatives of any of the foregoing (other than, in each applicable case, the Parent Entities, the Merger Subs and any Guarantor and their respective successors and permitted assigns, a “Parent Related Party” and together, the “Parent Related Parties”), including through the Parent Entities or the Merger Subs or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of any of the Parent Entities and the Merger Subs against any Parent Related Parties, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for its rights to recover from the Guarantors (but not any other Person) under and to the extent provided in this Limited

Guarantee and subject to the other limitations described herein and any other claims that are Non-Prohibited Claims; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligation of any Guarantor or any of its successors or permitted assigns under this Limited Guarantee or any documents or instruments delivered in connection herewith or in respect of any oral or written representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation. Except for any claims that are Non-Prohibited Claims, recourse against the Guarantors under this Limited Guarantee, subject to the limitations and conditions set forth herein, shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantors and any Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the failure of the Transactions to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of the Parent Entities and the Merger Subs to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantors as expressly set forth herein. Notwithstanding anything to the contrary provided herein or any document or instrument delivered in connection herewith, nothing herein (including this Section 9) shall limit the Non-Prohibited Claims. For the avoidance of doubt, (a) nothing in this Limited Guarantee shall prohibit the Company Entities from pursuing both a grant of specific performance or other equitable relief pursuant to Section 10.08(a) of the Merger Agreement and the payment of the Obligations (subject to the limitations set forth therein) and (b) in no event shall the Company Entities be entitled to both (i) obtain an order for specific performance or other equitable relief that enforces Parent Entities’ and Merger Subs’ obligation to consummate the Transactions and the Equity Investors’ obligation to provide the Equity Financing, in each case pursuant to Section 10.08(a) of the Merger Agreement and (ii) receive the payment of the Obligations if payable hereunder pursuant to the terms hereof and the terms of the Merger Agreement (subject to the limitation set forth herein and therein).

10. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Limited Guarantee or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Limited Guarantee brought by either party hereto, (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02 of the Merger Agreement and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Limited Guarantee or the transactions contemplated hereby may not be enforced in or by any of the above named courts.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE AND THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(c).

11. Entire Agreement; Amendments. This Limited Guarantee, including Schedule A attached hereto, the Guarantor Equity Commitment Letter and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Limited Guarantee may not be amended, and no provision hereof waived or modified, except by an instrument duly executed by each of the parties hereto (in the case of the Guaranteed Party, acting with the prior consent of the Special Committee), and this Limited Guarantee may not be terminated other than in accordance with Section 8 hereof.

12. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated.

13. Counterparts. This Limited Guarantee may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTORS:

SILVER LAKE PARTNERS VII, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES VII, L.P., its general partner

By:	SLTA VII (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

SILVER LAKE PARTNERS VI, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES VI, L.P., its general partner

By:	SLTA VI (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Egon Durban

Name:	Egon Durban
Title:	Co-CEO

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

[Signature Page to Limited Guarantee]

Schedule A

Proportions

Equity Investor	Respective Proportion
Silver Lake Partners VI, L.P.	16.26169%
Silver Lake Partners VII, L.P.	83.73831%

Aggregate Proportion	100.00%